Exhibit 99.1

FOR IMMEDIATE RELEASE

February 21, 2006

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.17 per share of common capital stock to be paid on March 29, 2006, to shareholders of record as of the close of business on February 28, 2006.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $740 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 18 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286